Free Writing Prospectus (To the Prospectus dated February 10, 2009, the Prospectus Supplement dated March 1, 2010)	Filed Pursuant to Rule 433 Registration No. 333-145845 May 25, 2010

$[—] 100% Principal Protected Notes due June 28, 2013 Linked to the Performance of a Basket of Currencies Medium-Term Notes, Series A, No. F-143

Key Terms:	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC (Rated AA-/Aa3‡)

Basket Initial Valuation Date:	June 25, 2010

Issue Date:	June 30, 2010

Basket Final Valuation Date:	June 25, 2013*

Maturity Date:	June 28, 2013* (resulting in a term to maturity of approximately 3 years)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof.

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:

An equally-weighted basket consisting of the currency exchange rates between (i) the Euro and the Brazilian real (the “EURBRL” currency exchange rate), (ii) the Euro and the Australian dollar (the “EURAUD” currency exchange rate”), (iii) the Euro and the Norwegian krone (the “EURNOK” currency exchange rate”) and (iv) the Euro and the Canadian dollar (the “EURCAD” currency exchange rate) (each a “currency exchange rate” and a “basket component”). The currency exchange rate for each reference currency pair, on any given day, including the basket initial valuation date and basket final valuation date, will be determined by the calculation agent as the reference or spot rate in accordance with the following:

(a) where the currency exchange rate is “EURBRL”, the Brazilian real per Euro exchange rate which will determined as the rate equal to the Brazilian real per U.S. dollar exchange rate which is the ask price reported on Bloomberg Page BZFXPTAX at approximately 6 p.m., Sao Paulo time, multiplied by the US dollar per Euro exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “EUR” under the caption “MID” at approximately 4 p.m., London time, on the relevant date;

(b) where the currency exchange rate is “EURAUD”, the Australian dollar per Euro exchange rate which appears on Bloomberg screen WMCO3 to the right of the caption “AUD” under the caption “MID” at approximately 4 p.m., London time, on the relevant date;

(c) where the currency exchange rate is “EURNOK”, the Norwegian krone per Euro exchange rate which appears on Bloomberg screen WMCO3 to the right of the caption “NOK” under the caption “MID” at approximately 4 p.m., London time, on the relevant date; and

(d) where the currency exchange rate is “EURCAD”, the Canadian dollar per Euro exchange rate which appears on Bloomberg screen WMCO3 to the right of the caption “CAD” under the caption “MID” at approximately 4 p.m., London time, on the relevant date.

Participation Rate:	100% - 110%** ** The actual participation rate on the Notes will be set on the basket initial valuation date and will not be less than 100%.

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

(a) If the Basket Performance is positive, you will receive the sum of (a) 100% of the principal amount of your Notes plus (b) the principal amount multiplied by the product of (i) the Participation Rate and (ii) the Basket Performance. Accordingly, your payment per $1,000 principal amount would be calculated as follows:

$1,000 + [$1,000 × (Participation Rate × Basket Performance)]

(b) If the Basket Performance is negative or equal to 0%, you will receive the principal amount of your Notes.

Your principal is only protected if you hold the Notes to maturity.

Basket Performance:

The basket performance equals the weighted average of the percentage change (which may be positive or negative) in the level of each of the basket components from and including the basket initial valuation date to and including the basket final valuation date. The basket performance will be calculated as follows:

EURCCY( i) Initial = the initial level (“initial level”) for each basket component is: [—] with respect to EURBRL, [—] with respect to EURAUD, [—] with respect to EURNOK and [—] with respect to EURCAD which, in each case, will be the reference level of each basket component on the basket initial valuation date;

EURCCY( i) Final = The reference level of each basket component on the basket final valuation date; and

W( i) = Weighting of each basket component, which is 1/4 for each basket component.

Calculation Agent:	Barclays Bank PLC

Business Day:	New York

CUSIP/ISIN:	06740LQ32 and US06740LQ321

‡	The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked to commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.
*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events for Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-5 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100.00%	[—]%	[—]%
Total	$[—]	$[—]	$[—]

‡‡

Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or $[TBD] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2 - 3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Program Credit Rating

The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked to commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations is very strong. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. An Aa3 rating by Moody’s indicates that the rated securities are currently judged by Moody’s to be obligations of high quality and are subject to very low credit risk. The ratings mentioned in this paragraph are a statement of opinion and not a statement of fact and are subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency and are not a recommendation to buy, sell or hold securities.

FWP–2

Hypothetical Examples of Amounts Payable at Maturity

The examples set forth below are provided for illustration purposes only. Assumptions in each of the examples are purely fictional and do not relate to any actual reference level or basket performance. The hypothetical terms do not represent the terms of an actual Note. The examples are hypothetical, and do not purport to be representative of every possible scenario concerning increases or decreases in the reference levels of the basket components on the basket final valuation date relative to their reference levels on the basket initial valuation date. We cannot predict the basket performance.

The following examples illustrate the payment at maturity assuming an initial investment of $1,000 and that the reference levels of the basket components are as indicated. The examples also assume a participation rate of 100%.

Example 1: In this case, all reference currencies strengthen against the Euro. (This occurs when C( i)Final decreases from C( i) Initial, reflecting a fewer number of reference currency per Euro.)

Step 1: Calculate the Basket Performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Weighted Performance
EURBRL Exchange Rate	2.3520	2.1638	8.00%	1/4	2.00%
EURAUD Exchange Rate	1.5280	1.2988	15.00%	1/4	3.75%
EURNOK Exchange Rate	8.1512	7.1731	12.00%	1/4	3.00%
EURCAD Exchange Rate	1.3363	1.2695	5.00%	1/4	1.25%

Basket Performance					10.00%

Step 2: Calculate the payment at maturity.

Because the Basket Performance of 10.00% is greater than zero as of the Basket Final Valuation Date, the payment at maturity is equal to the sum of (a) 100% of the principal amount of the Notes plus (b) the principal amount multiplied by the product of (i) Participation Rate and (ii) the Basket Performance, calculated as follows for each Note:

$1,000 + [$1,000 × (Participation Rate × Basket Performance)] = $1,000 + [$1,000 × (100% × 10.00%)] = $1,100.00

Therefore, the payment at maturity is $1,100.00 per $1,000 principal amount of Notes, representing a 10.00% return on investment over the term of the Notes.

Example 2: In this case, all reference currencies weaken against the Euro. (This occurs when C( i)Final increases from C( i) Initial, reflecting a greater number of reference currency per Euro.)

Step 1: Calculate the Basket Performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Weighted Performance
EURBRL Exchange Rate	2.3520	2.4226	-3.00%	1/4	-0.75%
EURAUD Exchange Rate	1.5280	1.7878	-17.00%	1/4	-4.25%
EURNOK Exchange Rate	8.1512	9.1293	-12.00%	1/4	-3.00%
EURCAD Exchange Rate	1.3363	1.4432	-8.00%	1/4	-2.00%

Basket Performance					-10.00%

Step 2: Calculate the payment at maturity.

Because the Basket Performance of -10.00% is less than zero, the investor will receive a payment at maturity of $1,000.00 per $1,000 principal amount of Notes, representing a 0.00% return on investment over the term of the Notes.

Example 3: In this case, two reference currencies strengthen against the Euro while two weaken.

Step 1: Calculate the Basket Performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Weighted Performance
EURBRL Exchange Rate	2.3520	2.1168	10.00%	1/4	2.50%
EURAUD Exchange Rate	1.5280	1.5662	-2.50%	1/4	-0.63%
EURNOK Exchange Rate	8.1512	6.5210	20.00%	1/4	5.00%
EURCAD Exchange Rate	1.3363	1.4365	-7.50%	1/4	-1.88%

Basket Performance					5.00%

Step 2: Calculate the payment at maturity.

Because the Basket Performance of 5.00% is greater than zero as of the Basket Final Valuation Date, the payment at maturity is equal to the sum of (a) 100% of the principal amount of the Notes plus (b) the principal amount multiplied by the product of (i) Participation Rate and (ii) the Basket Performance, calculated as follows for each Note:

$1,000 + [$1,000 × (Participation Rate × Basket Performance)] = $1,000 + [$1,000 × (100% × 5.00%)] = $1,050.00

FWP–3

Therefore, the payment at maturity is $1,050.00 per $1,000 principal amount of Notes, representing a 5.00% return on investment over the term of the Notes.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The payment at maturity, the basket final valuation date and the reference level of each basket component on the basket final valuation date are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the reference asset; and

•

For a description of further adjustments that may affect one or more basket components or the reference asset, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Appreciation Potential—The Notes provide the opportunity to enhance returns by entitling you to a return equal to the participation rate multiplied by the positive basket performance in the event that the basket performance is greater than 0%, in addition to the principal amount of your Notes. The actual participation rate will be determined on the basket initial valuation date and will not be less than 100%. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Preservation of Capital at Maturity—You will receive at least 100% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the basket. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this free writing prospectus is materially correct. The Notes will be treated as debt instruments subject to the special rules governing contingent payment debt obligations for United States federal income tax purposes. Under applicable U.S. Treasury Regulations governing debt obligations with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the Notes will not be foreign currency denominated debt obligations because the “predominant” currency of the Notes is the U.S. dollar. Accordingly, we will treat the Notes as being denominated in U.S. dollars, and payments on the Notes determined by reference to currencies other than the U.S. dollar as contingent payments under the special federal income tax rules applicable to contingent payment debt obligations. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes will be taxed as ordinary interest income and any loss you may realize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

FWP–4

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

For taxable years beginning after December 31, 2012, a U.S. person that is an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income will generally include any interest that you include in income from the Notes in respect of either (i) current accruals based on the comparable yield or (ii) gain recognized upon the sale or maturity of your Notes, unless such interest is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset (a ‘Basket’)”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies or Based in Part on Currencies”.

In addition to the risks described above, you should consider the following:

•

The Notes Might Not Pay More Than the Principal Amount—You may receive a lower payment at maturity than you would have received if you had invested in the basket components directly. If the basket performance is not positive, you will not receive a payment at maturity of more than the principal amount of your Notes. This will be true even if the reference levels of some or all of the basket components were lower than the reference levels on the basket initial valuation date at some time during the term of the Notes but later exceeded those initial reference levels.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	No Interest—As a holder of the Notes, you will not receive interest payments.

•

Notes Bearish on the Euro—The basket performance will only be positive if, on average, the value of the Euro weakens relative to the basket component currencies, comprising the basket components. If, on average, the Euro appreciates in value relative to the Brazilian real, the Australian dollar, the Norwegian krone and the Canadian dollar over the term of the Notes, the payment at maturity, and therefore the market value of the Notes, will be adversely affected.

•	No Interest—As a holder of the Notes, you will not receive interest payments.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

FWP–5

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected demand or supply for the basket components;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events including those affecting the Euro zone economy, in general, and the fluctuations of Euro, in particular; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

The currency exchange rates in the basket, on any given day, including the basket initial valuation date and basket final valuation date, will be determined by the calculation agent as the reference or spot rate, which is determined by the calculation agent in accordance with the following:

(a) where the currency exchange rate is “EURBRL”, the Brazilian real per Euro exchange rate which will determined as the rate equal to the Brazilian real per U.S. dollar exchange rate which is the ask price reported on Bloomberg Page BZFXPTAX at approximately 6 p.m., Sao Paulo time, multiplied by the US dollar per Euro exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “EUR” under the caption “MID” at approximately 4 p.m., London time, on the relevant date;

(b) where the currency exchange rate is “EURAUD”, the Australian dollar per Euro exchange rate which appears on Bloomberg screen WMCO3 to the right of the caption “AUD” under the caption “MID” at approximately 4 p.m., London time, on the relevant date;

(c) where the currency exchange rate is “EURNOK”, the Norwegian krone per Euro exchange rate which appears on Bloomberg screen WMCO3 to the right of the caption “NOK” under the caption “MID” at approximately 4 p.m., London time, on the relevant date; and

(d) where the currency exchange rate is “EURCAD”, the Canadian dollar per Euro exchange rate which appears on Bloomberg screen WMCO3 to the right of the caption “CAD” under the caption “MID” at approximately 4 p.m., London time, on the relevant date.

If any of the Bloomberg pages described above, or the successor page thereto, is not available on the basket final valuation date, the applicable exchange rate will be calculated by the calculation agent as the arithmetic mean of the applicable offer-side spot quotations received by the calculation agent from two leading commercial banks (selected in the sole discretion of the calculation agent), for the relevant currencies. If these spot quotations are available from fewer than two banks, then the calculation agent shall determine whether such quotation is available and reasonable to be used. If no such spot quotation is available, the calculation agent shall determine the applicable currency exchange rate for such date.

Reference Levels

The reference levels of the EURBRL, EURAUD, EURNOK and EURCAD currency exchange rates on May 20, 2010 were 2.3520, 1.5280, 8.1512 and 1.3363 respectively.

Historical Information

The following graphs set forth the historical performance of the Brazilian real, the Australian dollar, the Norwegian krone and the Canadian dollar based on the daily, closing currency exchange rates from November 30, 1998 through May 20, 2010. We obtained the information regarding these closing currency exchange rates of the EURBRL, EURAUD, EURNOK and EURCAD below from Bloomberg L.P.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P. The historical performance closing currency exchange rates of the EURBRL, EURAUD, EURNOK and EURCAD should not be taken as an indication of future performance of the fixing rates, and no assurance can be given as to the reference levels on the basket final valuation date. We cannot give you assurance that the performance of the EURBRL, EURAUD, EURNOK and EURCAD currency exchange rates will result in any return in addition to your initial investment.

FWP–6

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP–7

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

FWP–8